Exhibit 10.1

EXECUTION
STANDSTILL AGREEMENT

This Standstill Agreement (this “Agreement”) is made and entered into as of December 19, 2017, by and among Qumu Corporation (the “Company”) and Harbert Discovery Fund, LP (“Harbert Discovery”), Harbert Discovery Fund GP, LLC, Harbert Fund Advisors, Inc. and Harbert Management Corporation (collectively, “Harbert”) (each of the Company and Harbert, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Harbert have engaged in various discussions and communications concerning the Company and representation on the Board (as defined below);

WHEREAS, Harbert beneficially owns shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, One Million Two Hundred Thousand Three Hundred Twenty Nine (1,200,329) shares, or approximately twelve and eight tenths percent (12.8%), of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, the Company and Harbert have determined to come to an agreement with respect to the appointment of two Harbert candidates to the Company’s board of directors (the “Board”) and certain other governance matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.Board Matters; Board Appointments; 2018 Annual Meeting

(a)
Effective as of the close of business on the date of this Agreement, the Board shall increase the authorized number of directors to nine (9) and appoint each of Kenan Lucas and Neil E. Cox (each, a “Subject Director” and collectively, the “Subject Directors”) as members of the Board to fill the vacancies created thereby. At all times while serving as a member of the Board, the Subject Directors will meet all independence standards and any similar requirements for directors of the Company and for service on any committee of the Board to which they are appointed, such standards and requirements as are established by the Company, The Nasdaq Stock Market, the Securities and Exchange Commission (the “SEC”), and applicable provisions of the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) (collectively, the “Director Independence Qualifications”). In certain places in the Agreement, Kenan Lucas (and any future directors who may replace Kenan Lucas pursuant to section 1(e) of this Agreement and are employees of Harbert) will be referred to as the “Harbert Director”.

(b)
Concurrently with the appointment of the Subject Directors to the Board, Mr. Lucas shall be appointed to serve on each of the Audit Committee and the Governance Committee of the Board and Mr. Cox shall be appointed to serve on each of the Compensation Committee and Governance Committee of the Board.

(c)
The Company agrees to nominate no more than seven directors for election at the 2018 annual meeting of shareholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2018 Annual Meeting”), all of whom will be nominated to serve until the next annual meeting of shareholders or until their respective successors have been elected and qualified, and to cause the authorized number of directors immediately following the 2018 Annual Meeting to be reduced to seven, and to keep the authorized number of directors at seven at all times after the 2018 Annual Meeting during the Standstill Period (as defined below). The Company agrees to include the Subject Directors as two of the Company’s nominees for election at the 2018 Annual Meeting. The Company will nominate, recommend, support and solicit proxies for the election of the Subject Directors to the Board at the 2018 Annual Meeting, and, during the Standstill Period at any special meeting, in the same manner as for the Company’s other nominees standing for election to the Board at the 2018 Annual Meeting or at such special meeting.

(d)
Upon the execution of this Agreement Harbert hereby agrees not to (i) nominate any person for election at the 2018 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2018 Annual Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2018 Annual Meeting, directly or indirectly, and shall not permit any of its Affiliates or Associates, as defined below, to do any of the items in this Section 1(d). Harbert shall not publicly or privately encourage or support any other shareholder to take any of the actions described in this Section 1(d).

(e)
Until the date on which Harbert takes any action that results in Harbert having beneficial ownership in the aggregate of less than 5.0% of the then outstanding Common Stock, the Company agrees that if a Subject Director resigns as a director or is removed from the Board for any reason or dies, Harbert shall have the right to replace such Subject Director with a qualified substitute director, with the qualifications and appointment of such substitute director subject to the provisions of this subsection. Each substitute director must satisfy the Director Independence Qualifications.

The Board shall appoint a qualified substitute director recommended by Harbert to fill the vacancy created by the resignation, removal or death of such Subject Director, subject to the approval of the Governance Committee in good faith after exercising its fiduciary duties, which approval shall not be unreasonably withheld, provided that in the event the Governance Committee of the Board does not approve of a substitute director recommended by Harbert, Harbert will have the right to recommend additional person(s) as a substitute director in accordance with procedures of this Section 1(e) until a qualified substitute director is elected to the Board. Upon the appointment of a substitute director to the Board, the Board will also appoint such substitute director to the committees on which such Subject Director served immediately prior to the resignation, removal or death of such Subject Director. Any such substitute director appointed to the Board shall be deemed to be a “Subject Director” hereunder and Exhibit A shall be updated to add the name of such substitute Subject Director concurrently with appointment.

(f)
Harbert agrees to appear in person or by proxy at the 2018 Annual Meeting and vote all shares of Common Stock beneficially owned by it (i) in favor of the election of each of the Company’s nominees for election to the Board and (ii) in accordance with the Board’s recommendation on all other proposals. If requested by the Company, Harbert shall consider but shall not be required to publicly support each of the Company’s nominees for election to the Board at the 2018 Annual Meeting and each other proposal recommended by the Board at the 2018 Annual Meeting.

(g)
If at any time that a Subject Director is serving on the Board, Harbert takes any action that results in Harbert having beneficial ownership in the aggregate of less than 5.0% of the then outstanding Common Stock, Harbert shall cause any Harbert Director to, and will request that any Subject Director that is not a Harbert Director, submit his resignation as a Board member and as a member of any committee upon which he serves following the vote of a majority of directors other than the Subject Directors in favor of such resignation.

(h)
Harbert agrees that it will cause its Affiliates to comply with the terms of this Agreement. As used in this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement; provided, however, that for purposes of this Agreement a portfolio company of any Harbert advised fund shall only be deemed to be an Affiliate if Harbert beneficially owns more than 50% of the equity securities of such portfolio company. As used in this Agreement, the term “Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act (changing 10% in clause (1) thereof to 50%) and shall include all persons or entities that at any time during the term of this Agreement become Associates (under the foregoing definitions) of Harbert.

(i)	As used in this Agreement, the terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated under the Exchange Act.

(j)
At all times while serving as a Director, each Subject Director will receive the same benefits of directors’ and officers’ insurance and any indemnity and exculpation arrangements available generally to the other non-executive Company Board members, and the same compensation and other benefits for service as a director as the compensation and other benefits received by the other non-executive Company Board members for service as a director.

2.    Standstill Provisions

(a)	The term “Standstill Period” is defined at Section 6(a) of this Agreement.

(b)
Harbert agrees that during the Standstill Period neither Harbert, nor any of its Affiliates will, and Harbert will cause each of such Affiliates not to, directly or indirectly (including through Associates under Harbert’s control or direction, or through any of the Affiliates or Associates that control or direct Harbert) in any manner:

(i)
engage in (A) any short sale with respect to the Common Stock or other voting securities of the Company or (B) any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any hedging, put or call option or “swap” transaction) with respect to the Common Stock or other voting securities of the Company to the extent that it would cause Harbert to beneficially own less than 5.0% of the outstanding shares of Common Stock or other voting securities of the Company by treating any Common Stock or other voting securities of the Company subject to one or more of the foregoing arrangements not to be beneficially owned by Harbert;

(ii)
solicit proxies or written consents of shareholders, or otherwise conduct any nonbinding referendum or advisory vote with respect to the Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting, any shares of Common Stock with respect to any matter, or become a

“participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at the 2018 Annual Meeting;

(iii)
form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof other than a Subject Director appointed in accordance with Section 1(e)); provided, however, that nothing herein shall limit the ability of an Affiliate of Harbert to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iv)
deposit any Common Stock or other voting securities of the Company in any voting trust or subject any Common Stock or other voting securities of the Company to any arrangement or agreement with respect to the voting of any Common Stock or other voting securities of the Company, including, without limitation, lend any Common Stock or other voting securities of the Company to an person or entity for the purpose of allowing such person or entity to vote such Common Stock or other voting securities of the Company in connection with any shareholder vote or consent;

(v)
(A) other than in accordance with Section 1, submit any nomination, submit any notice of nomination, make or seek to make any nomination, or otherwise seek representation on the Board or removal of directors of the Company or take any other action with respect to the election or removal of any directors (including requesting the resignation of any director of the Company or making a request of the Company to seek the resignation of any of its directors), (B) make or seek to make any other shareholder proposal pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise, or (C) otherwise seek to control or influence the management, Board or policies of the Company, in any capacity other than through a Harbert Director as a member of the acting majority of the Board;

(vi)
offer, propose, or make any public statement with respect to, or encourage, solicit or negotiate with any third party with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in capital structure, recapitalization, dividend or similar transaction involving the Company, other than (A) at the direction or with the consent of the Board, (B) through a Harbert Director’s non-public communications with the Board, including those made at meetings of the Board or any committee of the Board, or (C) with respect to purchases of Common Stock expressly permitted by Section 2(b)(i);

(vii)
seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders, except in accordance with Section 1;

(viii)	initiate any litigation against the Company or any director, officer, employee or agent of the Company, except to enforce the terms of this Agreement or alleging fraud;

(ix)
publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 1(f) or this Section 2, or otherwise seek (in any manner that would require public disclosure by Harbert or the Company, as the case may be, or their respective Affiliates or Associates) to obtain any waiver, consent under, or any amendment of, any provision of this Agreement; provided that this Section 2(b)(ix) shall not apply to any statement or announcement made in any document or report filed with or furnished to the SEC to the extent any such statement or announcement is included in any such document or report on the advice of counsel (which advice need not be a formal opinion of counsel) that is mutually acceptable to the Company and Harbert;

(x)
enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person for the purpose of engaging, or offering or proposing to engage, in any of the foregoing; or

(xi)	take or cause, instigate, encourage, induce, advise, support or influence any other person to take any action inconsistent with any of the foregoing.

(c)
Nothing in Section 2(b) shall be deemed to limit the exercise in good faith by the Subject Directors of their fiduciary duties solely in their capacities as directors of the Company and in a manner consistent with their and Harbert’s obligations under this Agreement.

3.    Representations and Warranties of the Company

The Company represents and warrants to Harbert that (a) the Company has the corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound. The Company will not, directly or indirectly, initiate any litigation against Harbert, or any director, officer, employee, or agent of Harbert relating to Harbert’s status as a shareholder or ownership of Common Stock, or relating to a Harbert Director’s service as a Company Director, except to enforce the terms of this Agreement or to allege fraud.

4.    Representations and Warranties of Harbert

Harbert represents and warrants to the Company that (a) Harbert has the corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by Harbert, and is a valid and binding obligation of Harbert, enforceable against Harbert in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by Harbert does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Harbert, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Harbert is a party or by which it is bound, and (d) as of the date of this Agreement, (i) Harbert is deemed to beneficially own in the aggregate One Million Two Hundred Thousand Three Hundred Twenty Nine (1,200,329) shares of Common Stock, (ii) Harbert does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities) or any obligations measured by the price or value of any securities of the Company, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement, and (iii) none of the shares of Common Stock identified in clause (d)(i) above are pledged as collateral for any loan or indebtedness, including any margin loan.

5.    Dispositions

Except as provided in Section 2(b)(i) and below, Harbert may dispose of any shares of Common Stock in any manner and at any time.

(a)
Harbert agrees that during the Standstill Period, Harbert Discovery will not transfer or dispose of any shares of Common Stock in an open market transaction if, to the actual knowledge of Harbert (without any obligation to inquire or conduct any investigation), the person making such acquisition will beneficially own, together with its affiliates and any member of a “group” (within the meaning of the Exchange Act) in which such acquirer is a party, immediately following such acquisition 5% or more of the Common Stock then outstanding.

(b)
Harbert agrees that during the Standstill Period, Harbert Discovery will not transfer or dispose of any shares of Common Stock in a private transaction if, to the actual knowledge of Harbert (after reasonable inquiry or investigation), the person making such acquisition will beneficially own, together with its affiliates and any member of a “group” (within the meaning of the Exchange Act) in which such acquirer is a party, immediately following such acquisition 5% or more of the Common Stock then outstanding. For these purposes, a representation from the person making such acquisition that it will not beneficially own, together with its affiliates and any member of a “group” in which such acquirer is a party, immediately following such acquisition, 5% or more of the Common Stock then outstanding, shall be deemed a reasonable inquiry or investigation.

(c)
The restrictions set forth in Section 5(a) and 5(b) above shall not apply to any dispositions made in connection with any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company that is approved or supported by a majority of the Board.

6.    Termination

(a)
The term “Standstill Period” shall mean from the date of this Agreement until the date that is the earlier of (a) thirty (30) days prior to the deadline for the submission of shareholder nominations for the 2019 Annual Meeting of the Shareholders of the Company; and (b) the date that is one-hundred and fifty (150) days prior to the first anniversary of the date of Company’s proxy statement for the 2018 Annual Meeting; provided that if the Governance Committee at least ten (10) days prior to the end of the Standstill Period takes written action to approve and recommend the Subject Directors as nominees for election at the 2019 Annual Meeting of Shareholders (which it may do in its sole discretion) and the Harbert Director accepts such nomination on or prior to the end of the Standstill Period, then Harbert and the Company will negotiate in good faith to amend the Agreement to extend the Standstill Period and change any other terms as mutually agreed.

(b)
This Agreement shall terminate upon the earliest to occur of (a) the last day of the Standstill Period; or (b) following the vote of a majority of Directors other than the Subject Directors in favor of such termination and the resignation of the Harbert Director (and upon such vote the Harbert Director will tender the Harbert Director’s resignations from the Board), upon any person becoming the beneficial owner of more than 50% of the Common Stock or the aggregate voting securities of the Company, including any merger, acquisition or other type of business combination.

7.    Press Release; Public Announcements; Schedule 13D Amendment

Promptly following the execution of this Agreement, the Company and Harbert shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor Harbert shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Party. During the Standstill Period, the Company, Harbert and the Harbert Director shall not make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release.

Harbert shall promptly file an amendment to its Schedule 13D filings reporting its entry into this Agreement, amending applicable items to conform to its respective obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Harbert shall provide to the Company a reasonable opportunity to review and comment on such amendment in advance of filing, and shall consider in good faith the reasonable comments of the Company. Notwithstanding the foregoing, in the event Harbert does not receive comments from the Company with sufficient time to consider and/or incorporate such comments prior to the due date of such filing, nothing herein shall prevent Harbert from timely filing such amendment without incorporating the Company’s comments.

8.    Specific Performance

Each of Harbert, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Harbert, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, without the requirement to post bond or other security, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 8 is not the exclusive remedy for any violation of this Agreement.

9.    Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

10.    Notices

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email; or (d) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Qumu Corporation
510 1st Avenue North, Suite 305
Minneapolis, Minnesota 55403
Attention: Chief Executive Officer

Telephone: (612) 638-9100
Facsimile: (612) 638-9102

with a copy (which shall not constitute notice) to:

Lindquist & Vennum LLP
2000 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
Attention: April Hamlin, Esq.
Telephone: (612) 371-3211
Facsimile: (612) 371-3207
Email: ahamlin@lindquist.com

If to Harbert:

Kenan Lucas
Harbert Discovery Fund, LP
2100 Third Avenue North, Suite 600
Birmingham, Alabama 35203
Telephone: (205) 987-5563
Facsimile: (205) 987-5505
Email: khlucas@harbert.net

With a copy to:
Kevin McGovern
Harbert Management Corporation
2100 Third Avenue North, Suite 600
Birmingham, Alabama 35203
Telephone: (205) 987-5577
Facsimile: (205) 987-5505
Email: kmcgovern@harbert.net

11.    Applicable Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the state or federal court of Minnesota and any state or federal appellate court therefrom within the State of Minnesota or the Eighth Judicial Circuit. Each of the Parties hereto hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.    Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

13.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Harbert, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of Harbert to agree to be listed on Exhibit A and be bound by the terms and conditions of this Agreement. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Harbert, the prior written consent of the Company, and with respect to the Company, the prior written consent of Harbert. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

14.    Mutual Non-Disparagement

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, call into disrepute, defame or slander the other Party or such other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiary who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiary who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their products or services, in any manner that may reasonably be expected to damage the business or reputation of such other Party or such Party’s products or services, or damage the business or reputation of its subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives. Nothing in this Agreement shall prohibit Harbert from communicating with Harbert Discovery’s limited partners and agents with respect to public information concerning the Company.

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IN WITNESS WHEREOF, this Standstill Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

QUMU CORPORATION

By: /s/ Vern Hanzlik
Vern Hanzlik
Chief Executive Officer

Harbert Discovery Fund, LP

By: Harbert Discovery Fund GP, LLC, its General Partner

By: Harbert Management Corporation, its Managing Member

By: /s/ Kevin McGovern
Kevin McGovern
Vice President and Associate General Counsel

Harbert Discovery Fund GP, LLC

By: Harbert Management Corporation, its Managing Member

By: /s/ Kevin McGovern
Kevin McGovern
Vice President and Associate General Counsel

Harbert Fund Advisors, Inc.

By: /s/ John McCullough
John McCullough
Executive Vice President and General Counsel

Harbert Management Corporation

By: /s/ John McCullough
John McCullough
Executive Vice President and General Counsel

[Signature Page to Standstill Agreement]

EXHIBIT A

Harbert Discovery Fund, LP
Harbert Discovery Fund GP, LLC
Harbert Fund Advisors, Inc.
Harbert Management Corporation
John F. Bryant
Kenan Lucas
Raymond J. Harbert

EXHIBIT B

[Mutual Release Attached]